Exhibit 99.1
ReWalk Robotics Reports Third Quarter 2022 Financial Results

ReWalk Has Submitted the First Case to Medicare Administrative Contractors (MACs) for Coverage and
Reimbursement of the ReWalk Exoskeleton for Medicare Beneficiaries

As of November 4th, ReWalk Has Repurchased $0.9 Million of Common Stock Since Initiation of Its Program

German Federal Social Court Hearing on November 10th with Ruling Expected Shortly After

MARLBOROUGH, Mass. BERLIN, Germany and YOKNEAM ILIT, Israel, November 7, 2022 - ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or the “Company”), a leading manufacturer of robotic medical technology for people with lower extremity disabilities, today announced its financial results for the three and nine months ended September 30, 2022.

Highlights of and subsequent to the third quarter of 2022 include:

•	ReWalk submitted its first Medicare case to a MAC in early November and will continue to prepare further cases for submission for Medicare coverage and reimbursement;
•	Total revenue for the third quarter of 2022 was $0.9 million, compared to $2.0 million in the third quarter of 2021;
•	The Company’s operating expenses were $5.7 million in the third quarter of 2022, compared to $3.8 million in the third quarter of 2021; and
•	Strong cash position with $74.0 million as of September 30, 2022.

“With the submission of the first Medicare case based on the guidance of the Centers for Medicare and Medicaid Services (CMS), ReWalk has taken an important step in advancing its mission to expand the access to its exoskeleton devices for the spinal cord injury (SCI) community,” stated Larry Jasinski, Chief Executive Officer of ReWalk.  “We look forward to continuing our work with CMS as we take the next step in the process toward establishing a coverage mechanism for Medicare beneficiaries.  ReWalk remains committed to our mission of helping individuals with SCI to achieve the benefits of functional ambulation.  We believe these important steps will ultimately lead to exoskeletal walking as a routine part of everyday life for Medicare beneficiaries.”

Third Quarter 2022 Financial Results

Total revenue was $0.9 million in the third quarter of 2022, compared to $2.0 million during the third quarter of 2021. The decrease is mainly due to a lower number of ReWalk personal units sold in Europe and a lower number of personal and rehabilitation units sold in the United States, partially offset by an increase in distributed products volumes.  The sales of ReWalk units in the quarter were adversely affected by the timing of coverage decisions by insurers and delays in the training timetables for some candidates.

Gross margin was 25% during the third quarter of 2022, compared to 58% in the third quarter of 2021. The decrease is mainly driven by the impact of fixed production costs being covered by the margin from fewer sales of the ReWalk personal devices, as well as rising production costs.

Total operating expenses in the third quarter of 2022 were $5.7 million, compared to $3.8 million in the third quarter of 2021. Within the R&D function, spending increased primarily due to higher subcontractors’ activity on development projects, partially offset by grant assistance from the Israel Innovation Authority. Within SG&A, the spending increase is due to more extensive professional services related to the 2022 proxy process, higher consulting fees related to CMS reimbursement progress, more tradeshow activities, and higher employee related expenses.

Net loss for the third quarter of 2022 was $5.5 million dollars, compared to a net loss of $2.7 million dollars in the third quarter of 2021.

Non-GAAP net loss for the third quarter of 2022 was $5.1 million compared to $2.3 million is the third quarter of 2021. Reconciliation of net loss to non-GAAP net loss is included at the end of this press release.

Liquidity

As of September 30, 2022, ReWalk had $74.0 million in unrestricted cash and cash equivalents on its balance sheet with no debt.

Conference Call

ReWalk management will host its third quarter 2022 conference call as follows:

Date		Monday, November 7, 2022
Time		8:30 A.M EST
Telephone	U.S:	1-833-630-1956
	International:	1-412-317-1837
	Israel:	1-80-9212373
	Germany:	0800-6647650
Access code		Please request to be connected to ReWalk Robotics Ltd. Call
Webcast (live, listen-only and archive)		https://edge.media-server.com/mmc/p/guz9jm9p

The archived webcast will be available via the following URL https://edge.media-server.com/mmc/p/guz9jm9p or through the ‘Investors’ section’ on our website at www.rewalk.com.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures, and markets wearable robotic exoskeletons for individuals with lower limb disabilities as a result of spinal cord injury or stroke.  ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel, and Germany. For more information on the ReWalk systems, please visit rewalk.com.

ReWalk® and ReStore® are registered trademarks of ReWalk Robotics Ltd. in the United States and other jurisdictions.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk's control. Important factors that could cause ReWalk's actual results to differ materially from those indicated in the forward-looking statements include, among others: uncertainties associated with future clinical trials and the clinical development process, the product development process and U.S. Food and Drug Administration (“FDA”) regulatory submission review and approval process; the adverse effect that the COVID-19 pandemic has had and may continue to have on the Company’s business and results of operations; ReWalk's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; ReWalk's ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, particularly the minimum bid price requirement, and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk's ability to achieve reimbursement from third-party payors for its products, including from the Medicare Administrative Contractors that have discretion to cover and reimburse for the ReWalk exoskeleton, as well as ReWalk’s ability to advance coverage with CMS; ReWalk's limited operating history and its ability to leverage its sales, marketing and training infrastructure; ReWalk's expectations as to its clinical research program and clinical results; ReWalk's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; ReWalk's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; ReWalk's ability to improve its products and develop new products; ReWalk's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk's ability to market and sell its products; ReWalk's ability to gain and maintain regulatory approvals; ReWalk's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; ReWalk's ability to use effectively the proceeds of its offerings of securities; and other factors discussed under the heading "Risk Factors" in ReWalk's annual report on Forms 10-K and 10-K/A for the year ended December 31, 2021 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), ReWalk believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and nine months ended September 30, 2022 and 2021, non-GAAP net loss is calculated as GAAP net loss excluding (i) non-cash share-based compensation expense, (ii) depreciation.

Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, ReWalk believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense, depreciation and non-cash financial (income) expenses allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP, and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in ReWalk’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees.

The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. ReWalk urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Investor Contact:
Almog Adar
Director of Finance
ReWalk Robotics Ltd.
T: +972-4-9590130
E: investorrelations@rewalk.com

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue	$886	$1,972	$3,332	$4,724
Cost of revenues	665	832	2,100	2,150
Gross profit	221	1,140	1,232	2,574
Operating expenses:
Research and development, net	1,065	638	2,928	2,243
Sales and marketing	2,588	1,821	7,119	5,105
General and administrative	2,001	1,343	5,282	4,050
Total operating expenses	5,654	3,802	15,329	11,398

Operating loss	(5,433)	(2,662)	(14,097)	(8,824)
Financial expenses	1	27	69	14

Loss before income taxes	(5,434)	(2,689)	(14,166)	(8,838)
Taxes on income (tax benefit)	26	(14)	90	40
Net loss	$(5,460)	$(2,675)	$(14,256)	$(8,878)
Basic net loss per ordinary share	$(0.09)	$(0.06)	$(0.23)	$(0.21)
Weighted average number of shares used in computing net loss per ordinary share basic and diluted	62,793,847	46,570,130	62,611,580	43,021,972

Reconciliation of GAAP to Non-GAAP net loss
Net loss	$(5,460)	$(2,675)	(14,256)	(8,878)
Non-cash share based compensation expense	320	231	646	599
Depreciation of property and equipment, net	51	69	161	210
Non-GAAP net loss	$(5,089)	$(2,375)	$(13,449)	$(8,069)

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$74,027	$88,337
Trade receivable, net	447	585
Prepaid expenses and other current assets	1,091	610
Inventories	3,330	2,989
Total current assets	78,895	92,521

Restricted cash and other long term assets	1,001	1,064
Operating lease right-of-use assets	638	881
Property and equipment, net	237	284
Total assets	$80,771	$94,750

Liabilities and equity

Current liabilities
Current maturities of operating leases	606	641
Trade payables	1,908	1,384
Other current liabilities	1,706	2,013
Total current liabilities	4,220	4,038

Non-current operating leases	85	418
Other long-term liabilities	876	911
Shareholders’ equity	75,590	89,383
Total liabilities and equity	$80,771	$94,750

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2022	2021

Net cash used in operating activities	$(13,978)	$(8,903)

Net cash used in investing activities	(25)	(28)

Net cash provided by (used in) financing activities	(183)	79,808
Increase (decrease) in cash, cash equivalents, and restricted cash	(14,186)	70,877
Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	(182)	-
Cash, cash equivalents, and restricted cash at beginning of period	89,050	21,054
Cash, cash equivalents, and restricted cash at end of period	$74,682	$91,931

ReWalk Robotics Ltd. And subsidiaries
(unaudited)
(In thousands, except units placed)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue:
United States	$395	$821	$1,193	$1,951
Europe	488	1,148	2,023	2,711
Asia Pacific	2	1	113	58
Africa	1	2	3	4
Total Revenue	$886	$1,972	$3,332	$4,724

Revenue:
Personal units revenue	$822	$1,357	$2,837	$3,818
Rehabilitation units revenue	64	615	495	906
Total Revenue	$886	$1,972	$3,332	$4,724